SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2012

Integrated Silicon Solution, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23084	77-0199971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1940 Zanker Road San Jose, California		95112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 969-6600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On September 14, 2012, Integrated Silicon Solution, Inc., a Delaware corporation (the “Company”), completed its tender offer for Chingis Technology Corporation (“Chingis”) for cash consideration of approximately $34 million, or $15 million net of the approximately $19 million in cash on Chingis’ balance sheet. Chingis shares representing 94.1% of total Chingis shares outstanding were successfully tendered. Chingis will now operate as a subsidiary of the Company, and its results will be reported by the Company on a consolidated basis beginning September 14, 2012. The Company funded the purchase price of the Chingis shares from its existing balance of cash and cash equivalents.

Chingis was founded in Taiwan in 1995 and provides a variety of NOR flash memory technologies used in standalone and embedded applications with more than 80 worldwide patents and patents pending. For the year ended December 31, 2011, Chingis reported annual revenue of $39.6 million and net income of $2.6 million. As a result of the transaction, the Company added approximately 72 Chingis’ employees in Taiwan, China, Korea and the United States.

A copy of the press release announcing the completion of this transaction is attached hereto as Exhibit 99.1 to this Form 8-K and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	No financial statements of the acquired business are required to be filed under this Item 9.01(a).

(b)	No pro-forma financial information for the transaction is required to be filed under this Item 9.01(b).

(c)	Not applicable.

(d)	The following exhibits are filed are part of this report:

2.01	Share Purchase Agreement dated July 17. 2012.

99.1	Press release of Integrated Silicon Solution, Inc. dated September 17, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED SILICON SOLUTION, INC.

Date: September 20, 2012	/s/ John M. Cobb
John M. Cobb
Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

2.01	Share Purchase Agreement dated July 17, 2012.

99.1	Press release of Integrated Silicon Solution, Inc. dated September 17, 2012